EXHIBIT 21.1

Subsidiaries of NYSE Group, Inc.

Name	State or Jurisdiction of Entity
New York Stock Exchange LLC (1)	New York
NYSE Market, Inc. (2)	Delaware
NYSE Regulation, Inc. (2)	New York
Stock Clearing Corporation (2)	New York
Newex Corporation (2)	New York
Newin Corporation (2)	New York
New York Stock Exchange, Inc. (2)	Connecticut
New York Stock Exchange (2)	New Jersey
NYSE Market LLC (3)	Delaware
Securities Industry Automation Corporation (2)	New York
Sector, Inc. (4)	New York
Archipelago Holdings, Inc. (1)	Delaware
ARCA—GNC Acquisition, L.L.C. (5)	Delaware
Archipelago Trading Services, Inc. (6)	Florida
Archipelago Direct, L.L.C. (5)	Delaware
Archipelago Europe, Ltd (5)	England & Wales
NYSE Arca, L.L.C. (5)	Delaware
Archipelago Market Data Services, L.L.C. (5)	Delaware
Archipelago Securities, L.L.C. (5)	Delaware
NYSE Arca Holdings, Inc. (5)	Delaware
NYSE Arca, Inc. (7)	Delaware
NYSE Arca Equities, Inc. (8)	Delaware
Pacific Clearing Corporation (7)	California
Pacific Board of Trade (7)	California
NYSE Euronext, Inc. (1)	Delaware
Jefferson Merger Sub, Inc. (9)	Delaware
NYSE Euronext (International) B.V. (9)	The Netherlands
NYSE Euronext (Holding) N.V. (10)	The Netherlands
TransactTools, Inc. (1)	Delaware
NASD/NYSE Trade Reporting Facility LLC (3)	Delaware

(1)	Wholly owned subsidiary of NYSE Group, Inc.
(2)	Wholly owned subsidiary of New York Stock Exchange LLC
(3)	Wholly owned subsidiary of NYSE Market, Inc.
(4)	Wholly owned subsidiary of Securities Industry Automation Corporation
(5)	Wholly owned subsidiary of Archipelago Holdings, Inc.
(6)	Wholly owned subsidiary of ARCA—GNC Acquisition, L.L.C.
(7)	Wholly owned subsidiary of NYSE Arca Holdings, Inc.
(8)	Wholly owned subsidiary of NYSE Arca, Inc.
(9)	Wholly owned subsidiary of NYSE Euronext, Inc.
(10)	Wholly owned subsidiary of NYSE Euronext (International) B.V.